Exhibit 99.3

Applicable South African Exchange Control Regulations Provisions

“RESTRICTION ON EXPORT OF CAPITAL

10.                               (1)      No person shall, except with permission granted by the Treasury and in accordance with such conditions as the Treasury may impose -

(a)                                 export from the Republic during any period of twelve months a total quantity of goods which exceeds in value twenty rand or such greater amount as the Treasury may determine, if -

(i)                                    no payment for such goods has been or is to be received in the Republic from a person outside the Republic; or

(ii)                                such goods are exported at a price which is less than the value thereof; or

(iii)                            the period within which payment for such goods is to be made exceeds six months from the date of shipment from the Republic or such shorter period as an authorised dealer may determine in respect of such goods;

(b)                                 take out of the Republic goods, including personal apparel, household effects, and jewellery which have a value in excess of six hundred rand or of such greater amount as the Treasury may determine;

(c)                                  enter into any transaction whereby capital or any right to capital is directly or indirectly exported from the Republic.

(2)                                 The provisions of sub-regulation (3), (4) and (5) of Regulation 3 shall apply mutatis mutandis to goods referred to in sub-regulation (1)(b) of this regulation.

(3)                                 For the purposes of this regulation “value” shall mean the value for customs purposes as defined in section one hundred and eight of the Customs Act, 1955 (No. 55 of 1955).

(4)                                 For the purposes of sub-regulation (1)(c) —

(a)                                 ‘capital’ shall include, without derogating from the generality of that term, any intellectual property right, whether registered or unregistered; and

(b)                                 ‘exported from the Republic’ shall include, without derogating from the generality of that term, the cession of, the creation of a hypothetic or other form of security over, or the assignment or transfer of any intellectual property right, to or in favour of a person who is not resident in the Republic.”

“RESTRICTION ON DEALINGS IN SECURITIES BELONGING TO NON-RESIDENTS

14.                               (1)      No person shall, without permission granted by the Treasury or a person authorised by the Treasury and in accordance with such conditions as the Treasury or such authorised person may impose —

(a)                                 acquire or dispose of in any way any controlled security;

(b)                                 act as nominee for a non-resident or appoint a non-resident as nominee in respect of any dealings in securities;

(c)                                  make any entry in a security register which involves the transfer of a security into or out of the name of a non-resident;

(d)                                 change an address of a non-resident in any security register except a change to an address in the same monetary area as that currently recorded in the register;

(e)                                  enter in a security register or do any act with intent to secure the entry in such register of an address in the Republic if he knows or has reason to believe that the purchaser of the security is a non-resident or that a non-resident has an interest in the security;

(f)                                    transfer a security owned by a non-resident, or in which a non-resident has an interest from a United Kingdom register or from the London section of a register to a South African register or section of a South African register.

(2)                        (a)                                        Any person who holds, possesses or has in his custody any controlled securities shall submit such securities to an authorised dealer within thirty days from the date of commencement of this regulation or within thirty days from the date on which he becomes the holder of such securities or on which such securities come into his possession or are placed in his custody whichever is the later date.

(b)                                 The securities submitted in terms of paragraph (a) must be accompanied by a list giving the following particulars:-

(i)                                    Full name and country of residence of owner or person interested in the securities, together with a signed declaration by the holder that to the best of his knowledge, the owner or interested person is actually resident in the country stated.

(ii)                                Name of company or body which issued the securities.

(iii)                            Total number of securities.

(iv)                              Full name and residential address of person in possession of the securities or who has the securities in his custody.

For the purpose of facilitating identification of controlled securities the Treasury may direct authorised dealers to affix to the securities so submitted to them their stamp together with such endorsement as the Treasury may determine.

(3)                            For the purpose of this regulation —

(a)                                 “controlled security” means —

(i)                                    any security which is registered in the name of a non-resident, or of which a non-resident is the owner, or in which a non-resident has an interest;

(ii)                                any security acquired from a non-resident or acquired outside the Republic, by any person, irrespective of the residence of such person;

(b)                                 “non-resident” means a person resident outside the Republic;

(c)                                  “nominee” means a person through whose agency all or any of the rights of the owner of a security are exercised.”